Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Contact: Jill Schmidt
(952) 594-3385

INTERNATIONAL  MULTIFOODS  COMPLETES
$250  MILLION  REFINANCING,  AFFIRMS  FULL-YEAR  OUTLOOK

                MINNEAPOLIS, Aug. 11, 2003 — International Multifoods Corp. (NYSE: IMC) today announced that it has entered into a new $250 million senior secured credit agreement that allows the company to refinance some of its current debt under more favorable terms.

                The new five-year agreement includes a $175 million revolving line of credit and a $75 million amortizing term loan.  The new financing replaces the remaining balance on the company’s $450 million senior secured credit agreement that was obtained in connection with Multifoods’ November 2001 acquisition of the Pillsbury desserts and specialty products business from General Mills.

Since completing the acquisition, the company has used the proceeds from the sale of its foodservice distribution business and strong operating cash flows to substantially reduce its debt.  Including $200 million of senior unsecured notes that are guaranteed by Diageo plc and mature in November 2009, total debt at the end of the company’s fiscal 2004 first quarter in May was $375.9 million, down from nearly $600 million in November 2001.

The interest rate under the new credit agreement will be approximately 75 basis points lower than the rate under the previous credit facility.  The reduced interest rate, along with lower amortization of set-up fees from the new credit agreement, will result in interest expense savings of approximately $2 million, or 7 cents per share, over the next 12 months.

                “This new financing arrangement will provide us with greater financial flexibility and will lower our interest costs,” said Gary E. Costley, Multifoods chairman and chief executive officer.

                As a result of the debt refinancing, Multifoods will recognize a non-cash pre-tax charge of approximately $4.5 million, or 14 cents per share, in the second quarter ending Aug. 30 to write off the unamortized portion of fees related to the company’s previous credit facility.

                For its fiscal year ending Feb. 28, 2004, the company continues to expect earnings per share before unusual items in the range of $1.70 to $1.75.  Including the 14-cents-per-share write-off related to the debt refinancing and unusual items of 15 cents to 18 cents per share associated with the first-quarter restructuring in the company’s Canadian Foods and Foodservice Products businesses and the previously announced sale of the foodservice pie business, reported earnings are expected to be in the range of $1.38 to $1.46 per share.

                As a result of continued softness in the company’s foodservice products businesses in the United States and Canada, the company now expects second-quarter earnings before unusual items in the range of 20 cents to 23 cents per share.  Including unusual items, reported results in the second quarter are expected to be break even to 6 cents per share.

                “Our consumer businesses are performing well, and we are benefiting from solid demand for our brands in the marketplace,” Costley said.  “We expect the combination of strong performance in our consumer businesses and the interest expense savings associated with our debt refinancing to offset the shortfall in our foodservice businesses this year.”

U.S. Bank National Association served as the lead agent for the new credit agreement.

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MULTIFOODS COMPLETES DEBT REFINANCING. . ./2

About International Multifoods

International Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $940 million.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple®.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the potential inability to collect on a $6 million insurance claim receivable related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 1, 2003, and other reports filed with the Securities and Exchange Commission.

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